Exhibit 99.1

CITI TRENDS, INC. ANNOUNCES FISCAL 2005 THIRD QUARTER EARNINGS

Earnings per Share Increased to $0.18 from $0.02 for the Prior-Year Period

Fiscal 2005 Earnings Guidance Range Increased to $1.00 to $1.03 per Share

Fiscal 2006 Earnings Guidance of $1.12 to $1.17 per Share Excluding Stock Option Compensation Expense

SAVANNAH, GA (November 21, 2005) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the 13-week and 39-week periods ended October 29, 2005.

Financial Highlights – 13 weeks ended October 29, 2005

Total net sales increased 51.8% to $69.9 million compared with $46.0 million for the 13-week period ended October 30, 2004. Comparable store sales increased 25.0% compared with a 3.0% increase in the prior-year quarter. Relocated and expanded stores are included in the comparable store sales results. Net income increased to $2.6 million compared with $165,000 for the prior-year quarter. Earnings per diluted share increased to $0.18 compared with $0.02 in the prior-year quarter.

As discussed in the previous press release relating to October sales, the Company’s results were net positively impacted by Hurricanes Katrina, Rita and Wilma. Sales and earnings results for September and October for stores in the impacted areas were substantially higher than the remainder of the stores. Four stores remain closed as a result of the hurricanes. Sales in the non-affected comparable stores increased approximately 17% to 19% for the third fiscal quarter, compared to the overall comparable store sales increase of 25%.

Financial Highlights – 39 weeks ended October 29, 2005

Total net sales increased 40.7% to $193.0 million compared with $137.1 million for the 39-week period ended October 30, 2004. Comparable store sales increased 14.1% compared with a 2.1% increase in the prior-year period. Net income increased 166% to $6.3 million compared with $2.4 million for the prior-year period. Earnings per diluted share increased 123% to $0.49 compared with $0.22 in the prior-year period. Included in these net income results is a one-time termination fee paid in connection with the Company’s initial public offering, incurred in the second quarter of fiscal 2005, of $1.2 million, or $0.06 per diluted share.

For the year-to-date period, the Company opened 26 stores, reaching a total store count of 226 (including the four stores currently closed due to the hurricanes). In the fourth quarter, the Company plans to open an additional 11 stores bringing the store count to 237. The Company expects to re-open by year end from none to two of the four stores currently closed, bringing the stores in operation at year end to 233 to 235.

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CTRN Announces Fiscal 2005 Third Quarter Results

November 21, 2005

Fiscal 2005 Outlook

Based upon results in the third fiscal quarter and the current expectations for the fourth fiscal quarter, the Company now expects to report earnings (excluding the one-time termination fee paid in connection with the Company’s initial public offering of $1.2 million, or $0.06 per diluted share) for fiscal 2005 of between $1.00 to $1.03 per diluted share. This estimate is based upon fiscal 2005 comparable store sales of between 10% and 13%, 13.3 million diluted shares outstanding and the opening of 37 new stores during the year.

Fiscal 2006 Outlook

The Company estimates fiscal 2006 earnings of between $1.12 and $1.17 per diluted share. This estimate is based upon a fiscal 2006 comparable store sales increase of between 2% and 3%, 14.5 million diluted shares outstanding, and the opening of 42 to 45 new stores with 2 projected closings. The new store openings in fiscal 2006 are expected to increase selling square footage by approximately 20%. Total sales and net income are expected to increase 20-23% for the year. Due to the exceptional sales and earnings results in the second and third quarters of fiscal 2005, comparisons in 2006 against these results will be difficult. The above estimates for 2006 do not include stock option compensation expense which will be required under FAS 123R. The Company’s current estimate for 2006 stock option compensation expense is approximately $1.0 million to $1.5 million, or approximately $0.04 to $0.07 per diluted share.

The Company reminds investors of the complexity of accurately assessing future growth given the difficulty in predicting fashion trends, consumer preferences and general economic conditions and the impact of other business variables.

Investor Conference Call and Webcast

Citi Trends will host a conference call on November 21, 2005, at 5:00 p.m. EST. The number to call for the live interactive teleconference is (913) 981-5510. A replay of the conference call will be available until November 28, 2005, by dialing (719) 457-0820 and entering the passcode, 4373471.

The live broadcast of Citi Trends' quarterly conference call will be available online at the Company's website, www.cititrends.com, as well as http://ir.cititrends.com/medialist.cfm on November 21, 2005, beginning at 5:00 p.m. EST. The online replay will follow shortly after the call and continue through December 5, 2005.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company currently operates 226 stores (including the four stores currently closed due to the hurricanes) located in 12 states in the South, Southeast and Mid-Atlantic regions, and our website address is www.cititrends.com. CTRN-E

CTRN Announces Fiscal 2005 Third Quarter Results

November 21, 2005

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth and expansion risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Tom Stoltz	Ed Anderson
	Citi Trends, Inc.	Citi Trends, Inc.
	Chief Financial Officer	Chief Executive Officer
	(912) 443-2075	(912) 443-3705

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